Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

Testing Services Revenue Grows 52% as Sales Force, Customer Base and Test Menu Expand

IRVINE, California, August 10, 2011 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the second quarter of 2011 increased 32% to $1.2 million from $916,000 in the second quarter of 2010.  Sequentially, second quarter 2011 total revenues increased 32% from $913,000 in the first quarter of 2011.  Diagnostic testing services revenues during the second quarter of 2011, which comprised all of the revenues generated, increased 52% compared to diagnostic test services revenues of $796,000 recognized during the second quarter of 2010.   The Company performed a total of 1,201 billable diagnostic tests for 106 customers in the second quarter of 2011, compared to 773 tests for 66 customers in the second quarter of 2010 and 958 tests for 86 customers in the first quarter of 2011.  For the six months ended June 30, 2011, total revenues increased by 22% to $2.1 million as compared to $1.7 million for the comparable 2010 period.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “We were pleased to see that our new strategy and commercial activities have begun to have a positive impact on revenues earlier than we expected. The incremental positive change in test volumes from last quarter indicates that the sales and marketing initiatives have gained early traction and that the new members of the sales force have hit the ground running.

“While we are pleased with the progress, it is very early in the game and the level of activity and change at the Company must continue in order to reach our goals for the year and beyond.  We are continuing to add to our test menu in order to obtain samples earlier in the diagnostic continuum, we are working closely with our new laboratory partners to develop services and reports that we believe will set us apart in the cancer testing marketplace and we are actively preparing for some landmark data early next year that we believe may drive a much broader segment of the prenatal genetic screening towards our microarray technology,” concluded Jessup.

Net loss from continuing operations during the second quarter of 2011 was $(1.9 million), or $(0.18) per basic and diluted share from continuing operations, compared to $(19.4 million), or $(2.55) per basic and diluted share from continuing operations in the second quarter of 2010.  The decrease for the periods presented was due primarily to $16.9 million in goodwill impairment charges recognized during the second quarter of 2010 that were not incurred in 2011.

Cash and cash equivalents totaled $10.0 million as of June 30, 2011, compared to $6.6 million as of December 31, 2010.  Net cash flows (used in) provided by operating activities were $(3.1 million) and $13.3 million for the six months ended June 30, 2011 and 2010, respectively.  Operating cash flows for the six months ended June 30, 2010 included the receipt of $19.4 million in net litigation settlement proceeds.  Contributing to the improvement in net cash flows used in operating activities (excluding net litigation settlement proceeds) for the periods presented was the Company’s restructuring plan executed in 2010, whereby the former CustomArray operations in Mukilteo, Washington were shut down.  Also, during the second quarter of 2011, the Company completed a private placement of common stock and warrants with net proceeds to the Company of $6.6 million.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the second quarter 2011 financial results.  To attend the presentation by phone, dial 1-888-352-6793 for domestic callers and 1-719-457-2652 for direct dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 1790422.  The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

About Combimatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”), is a CAP/CLIA certified molecular diagnostics laboratory offering comprehensive profiling of chromosomes and genes for both oncology and pre- and postnatal developmental disorders.  CombiMatrix Diagnostics offers a comprehensive and proprietary analysis of cancer tumors at the DNA, or molecular level.  CombiMatrix was the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  CombiMatrix also offers pre- and postnatal testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies. Additional information about CombiMatrix Corporation is available at www.combimatrix.com.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, allow access to samples earlier in the testing continuum, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	Matthew H. Clawson
President & CEO, CombiMatrix Corporation	Partner, Allen & Caron, Inc.
Tel (949) 753-0624	Tel (949) 474-4300
matt@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Services	$1,209	$796	$2,122	$1,568
Products	—	120	—	168
Total revenues	1,209	916	2,122	1,736
Operating expenses:
Cost of products and services	693	393	1,323	715
Research and development	321	725	660	1,498
Sales and marketing	671	491	1,228	998
General and administrative	1,369	1,665	2,695	3,143
Patent amortization and royalties	41	79	81	141
Goodwill impairment	—	16,918	—	16,918
Total operating expenses	3,095	20,271	5,987	23,413
Operating loss	(1,886)	(19,355)	(3,865)	(21,677)
Other income (expense):
Litigation settlement gain	—	—	—	19,385
Loss from early extinguishment of debt	—	—	—	(572)
Interest income	1	2	2	4
Interest expense	(4)	(5)	(9)	(353)
Derivatives gains	—	—	—	605
Total other (expense) income	(3)	(3)	(7)	19,069
Net loss from continuing operations	(1,889)	(19,358)	(3,872)	(2,608)
Income (loss) from discontinued operations	205	(5,442)	236	(6,856)
Net loss	$(1,684)	$(24,800)	$(3,636)	$(9,464)

Basic and diluted net loss per share from continuing operations	$(0.18)	$(2.55)	$(0.43)	$(0.34)
Basic and diluted net loss per share from discontinued operations	0.02	(0.72)	0.03	(0.90)

Basic and diluted net loss per share	$(0.16)	$(3.27)	$(0.40)	$(1.24)

Basic and diluted weighted average common shares outstanding	10,466,912	7,605,708	9,051,518	7,604,587

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	December 31,
	2011	2010

Total cash and cash equivalents	$9,988	$6,556
Total assets	$13,319	$9,587
Total liabilities	$1,423	$1,371
Total shareholders’ equity	$11,896	$8,216